SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement               [_] Confidential. For Use of the
                                                  Commission Only (as
                                                  permitted by Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CELERITY SOLUTIONS, INC.
                 (Name of Registrant as Specified in Its Charter


________________________________________________________________________________
     Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required.

          [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

________________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

________________________________________________________________________________

(5)  Total fee paid:

________________________________________________________________________________

     [_] Fee paid previously with preliminary materials:

________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

________________________________________________________________________________

     (2)  Form, Schedule or Registration Statement no.:

________________________________________________________________________________

     (3)  Filing Party:

________________________________________________________________________________

     (4)  Date Filed:

________________________________________________________________________________

                                                        Celerity Solutions, Inc.
                                                     200 Baker Avenue, Suite 300
                                                               Concord, MA 01742

[LOGO]


                                                                   July 17, 1998



Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Celerity Solutions, Inc., a Delaware corporation, to be held at the Company's corporate offices at 200 Baker Avenue, Suite 300, Concord, Massachusetts, at 10:00 a.m. on Tuesday, August 25, 1998.

The items to be considered at the meeting are detailed in this proxy statement. Also enclosed is a copy of Celerity's 1998 Annual Report.

It is important that your shares be represented whether or not you are able to attend personally. Please ensure that your views are considered by completing, signing and returning the enclosed proxy card promptly.



                                     Sincerely,


                                     /s/ Luda Kopeikina

                                     Luda Kopeikina
                                     Cheif Executive Officer and President

                                     [LOGO]



                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                                 August 25, 1998



To the Stockholders of
Celerity Solutions, Inc.:

NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Celerity Solutions, Inc. (the "Company") will be held at the Company's corporate offices at 200 Baker Avenue, Suite 300, Concord, Massachusetts 01742 on Tuesday, August 25, 1998 at 10:00 a.m. for the following purposes:

1. To elect five directors to hold office until the later of the next Annual Meeting of Stockholders and the election and qualification of their successors or their earlier resignation or removal.

2. To ratify and approve an Amendment to the Company's Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-Employee Directors increasing the compensation for Director's service on the Company's Board of Directors from a stock option to purchase 15,000 shares of the Company's Common Stock to a stock option to purchase 20,000 shares of the Company's Common Stock.

3. To ratify the selection of Ernst & Young, LLP as the Company's auditors for Fiscal 1999.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on July 14, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                   By Order of the Board of Directors,


                                   /s/ Edward Terino

                                   Edward Terino
                                   Secretary


Concord, Massachusetts
July 17, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            CELERITY SOLUTIONS, INC.

                                 PROXY STATEMENT


                                     GENERAL

This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Celerity Solutions, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Tuesday, August 25, 1998, and any adjournments thereof. Copies of this statement and form of proxy are expected to be first provided to stockholders on or about July 17, 1998. The Company's 1998 Annual Report to Stockholders will be mailed concurrently with the proxy material.

RECORD DATE AND OUTSTANDING SHARES

Only stockholders of record at the close of business on July 14, 1998 ("the Record Date") will be entitled to notice of and to vote at the meeting. On the Record Date there were 8,017,798 shares of the Company's Common Stock, $.10 par value per share, outstanding. Each share of Common Stock outstanding is entitled to one vote on all matters. There is no other class of voting securities outstanding.

QUORUM AND VOTING OF SHARES

The presence at the meeting, in person or by proxy, of holders of at least a majority of the shares entitled to vote at the meeting shall constitute a quorum for the purpose of conducting business. In the election of directors, stockholders entitled to vote do not have cumulative voting rights. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. The effect of abstentions and broker non-votes, except for the election of directors will not be included in the vote for or against items acted upon.

If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions given. In the absence of instructions, the shares will be voted in accordance with the recommendations of the Board of Directors set forth herein.

The Board of Directors is not aware, as of the date hereof, of any matters to be voted upon at the meeting other than those stated in this Proxy Statement and the accompanying Notice of 1998 Annual Meeting of Stockholders. If, however, any other matters are properly presented at the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying Proxy Statement to vote the shares of Common Stock represented thereby in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

Any proxy submitted by a stockholder may be revoked at any time before it is voted by giving written notice of revocation or delivering a duly executed proxy bearing a later date to the Secretary at the corporate offices, or by attending the meeting and voting in person.

PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms, and other persons representing beneficial owners of shares, for their expenses in forwarding solicitation materials to such beneficial owners. In addition, the Company's directors, officers and regular employees, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the holdings of the parties who were known, based on filings with the Securities and Exchange Commission and the records of the Company's transfer agent as of July 6, 1998, to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company. The parties named below have sole voting power and sole investment power with respect to the shares beneficially owned, except as noted below.


                 Name and Address of                      Amount and Nature of         Percent of
                  Beneficial Owner                        Beneficial Ownership        Common Stock
                  ----------------                        --------------------        ------------
Luc Ringuette                                                   1,181,459     (1)        14.74%
22581 Summerfield, Mission Viego, CA  92692

Paul  Carr                                                       735,812      (2)        9.18%
200 Baker Avenue, Suite 300, Concord, MA  01742

Luda Kopeikina                                                    465,500  (3)(4)        5.81%
200 Baker Avenue, Suite 300, Concord, MA  01742


(1) Acquired in connection with the Company's purchase of the stock of Somerset Automation, Inc. (SAI) on December 8, 1997 (see "Transactions with Beneficial Owners, Directors, and Executive Officers").

(2) Acquired in connection with the Company's purchase of the stock of Client Server Technologies, Inc. (CSTI) on March 31, 1997 (see "Transactions with Beneficial Owners, Directors, and Executive Officers").

(3) Includes 337,500 shares held jointly by Mr. Igor Razboff, Chairman of Celerity's Board of Directors and Ms. Kopeikina, who are married to one another.

(4) Includes options granted to purchase 128,000 shares of Common Stock pursuant to the Company's Non-Qualified Employee Stock Option Plan.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the holdings of the Company beneficially owned by each director, nominee for director, and executive officer, and by all directors and executive officers as a group as of July 6, 1998. Each of the persons named has sole voting power and sole investment power with respect to the shares beneficially owned, unless otherwise indicated.


                    Name and Address of                         Amount and Nature of       Percent of
                      Beneficial Owner                          Beneficial Ownership      Common Stock
                      ----------------                          --------------------      ------------
Paul  Carr                                                              735,812   (2)       9.18%

Luda Kopeikina                                                          465,500(2)(3)       5.81%

Igor Razboff                                                            387,500(2)(5)       4.83%

Mike Brewer                                                             198,935   (4)       2.48%

Nico B.M. Letschert                                                     150,000   (6)       1.87%

Philip R. Redmond                                                        60,000   (7)       .75%

Edward Terino                                                            39,000   (8)       .49%

Alan White                                                               16,000   (9)       .20%

Robert Donaldson                                                         15,000   (9)       .19%

Richard J. Santagati                                                     15,000   (9)       .19%

All Directors & Executive Officers as a Group (11 persons)            1,745,247           21.77%

(1) Acquired in connection with the Company's acquisition of CSTI on March 31, 1997. (See "Transactions with Beneficial Owners, Directors, and Executive Officers).

(2) Includes 337,500 shares held jointly by Mr. Razboff and Ms. Kopeikina, who are married to one another.

(3) Includes options to purchase 128,000 shares of Common stock granted pursuant to the Company's Non-Qualified Employee Stock Option Plan.

(4) Acquired in connection with the Company's acquisition of SAI on December 8, 1997. (See "Transactions with Beneficial Owners, Directors, and Executive Officers).

(5) Includes options to purchase 50,000 shares of Common Stock granted pursuant to the Company's Non-Qualified Employee Stock Option Plan.

(6) Includes warrants to purchase 80,000 shares of Common Stock. Includes options to purchase 70,000 shares of Common Stock granted pursuant to the Company's Non-Qualified Stock Option Plan for Non-Employee Directors.

(7) Includes options to purchase 15,000 and 30,000 shares of Common Stock granted pursuant to a consulting agreement and the Company's Non-Qualified Stock Option Plan for Non-Employee Directors, respectively.

(8) Includes options to purchase 35,000 shares of Common Stock granted pursuant to the Company's Non-Qualified Employee Stock Option Plan.

(9) Includes options to purchase 15,000 shares of Common stock granted pursuant to the Company's Non-Qualified Employee Stock Option Plan for Non-Employee Directors.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

IDENTIFICATION OF NOMINEES

The Board of Directors has nominated five directors to serve until the 1999 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation or removal from office.

The nominees for election as directors are as follows:

             Name                                  Position                         Age      Director Since
             ----                                  --------                         ---      --------------
   Luda Kopeikina               Director, Chief Executive Officer and President     44            1997
   Igor R. Razboff                                 Director                         43            1995
   Philip R. Redmond                               Director                         48            1995
   Richard J. Santagati                            Director                         54            1997
   Alan F. White                                   Director                         60            1997

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE "FOR" THE NOMINEES TO THE BOARD OF DIRECTORS.

The Board of Directors has nominated five directors for election. Two directors, Robert Donaldson and Nico B.M. Letschert are not standing for re-election. Mr. Donaldson has requested that he not be nominated for election due to medical reasons, which limit his travel. Pursuant to underwriting and placement agreements, Noble Investment Co. had the right to designate one nominee for election to the Board of Directors through April 7, 1998. Mr. Letschert has been Noble Investment Co.'s nominee. With the expiration of Noble's right to designate one nominee, the Board considered the size of the Board and proximity of Directors to the Company's offices. The Board unanimously decided to reduce the size of the Board and give preference to the directors residing in the Massachusetts area. Thus, Mr. Letschert will not seek re-election. The Board of Directors and Management extend their thanks and appreciation to Mr. Donaldson and Mr. Letschert for their dedication and service to the Company.

Under the bylaws of the Company, the Board of Directors is entitled to fill, until the next Annual Meeting of Stockholders, any vacancy existing on the Board following the Annual Meeting of Stockholders.

A plurality of the votes cast at the Annual Meeting in person or by proxy shall elect said nominees as directors of the Company. The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as a director.

PRINCIPAL OCCUPATIONS AND DIRECTORSHIPS HELD BY NOMINEES

Luda Kopeikina has been President of the Company since September 1996. She has been Chief Executive Officer since December 1997. Prior to joining the Company, Ms. Kopeikina was Vice President of General Electric Corporation (GE) for six years. She held several positions at GE including Vice President of Business Development and Sourcing; Vice President of Customer Service for GE Information Services; and Executive Manager, Corporate Business Development. While at GE, Ms. Kopeikina led successful initiatives with several GE businesses to reengineer their operations for faster cycle time and inventory reductions. Prior to joining GE, Ms. Kopeikina held several software management positions at Intermetrics, Inc. and GTE Laboratories, Inc. Ms. Kopeikina holds a Master's Degree in Computer Science from St. Petersburg University, Russia, and a Master's Degree from MIT's Sloan School of Management, where she attended as a Sloan Fellow. Ms. Kopeikina is married to Mr. Razboff.

Igor R. Razboff is Vice President of Cendant Software, a division of Cendant Corporation. Mr. Razboff was Chief Executive Officer of the Company until April 25, 1997. He resigned from his CEO position to facilitate the transition of the Company's multimedia production capability to Cendant Software as a result of the sale of selected multimedia assets. Before joining the Company in February 1995, Mr. Razboff was the President and Chief

Executive Officer of Animation Magic, Inc. He served as the President of Business Link International, Inc. from 1991 to 1992. Prior to 1991, Mr. Razboff held several managerial positions at Prime Computer, Inc., Computervision Corporation and AT&T Bell Laboratories. Mr. Razboff holds a Master's Degree and a Ph.D. in mathematics from the State University of St. Petersburg, Russia.

Philip R. Redmond is the Chairman and a Principal of Vannevar Management, Inc., a management consulting firm. Prior to co-founding Vannevar, Mr. Redmond was a principal at Boston Consulting Group and LEK/Alcar, two international strategy consulting firms. While at LEK/Alcar, Mr. Redmond ran the Information Technology practice and marketing efforts in North America. Mr. Redmond also served as a director and manager in licensing, acquisitions/divestitures, and international business at Spinnaker Software, Inc. Prior to joining Spinnaker; Mr. Redmond founded and served as CEO of a real estate investment firm. Mr. Redmond received an undergraduate degree in mathematics from Brown University and a MBA from the Harvard Business School.

Richard J. Santagati is the President of Merrimack College, located in North Andover, Massachusetts. He has held this position since June 1995 and was acting President from March 1994. Prior to his position at Merrimack College, Mr. Santagati was Chairman and Chief Executive Officer of Artel Communications Corporation (Artel), a high technology company where he was responsible for significant growth in revenues over a period of three years prior to Artel's merger with Chipcom Corporation. Prior to joining Artel, Mr. Santagati was a partner at Lighthouse Capital Management, Inc., an investment management firm, and was the Chief Executive Officer at Gaston & Snow, a national law firm. Mr. Santagati has also held several senior executive positions at NYNEX, including President and Chairman of NYNEX Business Information Systems and Vice President of Marketing for NYNEX Corporation. He is currently a Director on the Corporate Boards of Computer Telephone Corporation and ESP, Inc. Mr. Santagati holds a Bachelor's Degree from Merrimack College and a Master's Degree from MIT's Sloan School of Management.

Alan F. White is Senior Associate Dean at the Massachusetts Institute of Technology Alfred P. Sloan School of Management. He has been associated with MIT for the past 24 years and has held several positions at MIT including Director of the Alfred P. Sloan Fellows Program, and Director of Executive Education. Previously, Mr. White worked in the printing industry in sales and operations. In addition, Mr. White worked in government service in Asia and served as Executive Assistant to the President and Director of the Center for Cross Cultural Training and Research at the University of Hawaii. Mr. White completed numerous consulting assignments in the areas of management development and business development for such companies as British Petroleum and CitiBank. He currently holds Board seats with several organizations including CIT Group and SBS Technologies. Mr. White holds an undergraduate degree from the University of Miami (Ohio) and a Masters in Management from MIT.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held nine meetings during Fiscal 1998. Each incumbent director attended 100% of the aggregate of all meetings of the Board of Directors, except one Board Meeting where one director was not present. The standing committees of the Board of Directors are the Compensation Committee, the Audit Committee and the Nominating Committee.

Compensation Committee. The Compensation Committee determines the compensation of the President and Chief Executive Officer and administers the Company's Non-Qualified Employee Stock Option Plan. The Committee's current members are non-employee directors Richard Santagati, Robert Donaldson, and Alan White. The Committee met eight times during Fiscal 1998.

Audit Committee. The Audit Committee recommends the appointment of the Company's independent accountants and reviews and approves the results, findings, and recommendations of audits performed by the independent accountants. The Committee also reviews matters relating to corporate practices, regulatory and financial reporting, accounting procedures and policies, financial and accounting internal controls, and transactions involving potential conflicts of interest. The Committee's current members are Nico B.M. Letschert, Igor Razboff and Philip R. Redmond. The Committee met five times during Fiscal 1998.

Nominating Committee. The Nominating Committee recommends the nomination of the Company's Board members for election by stockholders. The Committee defines criteria for Board members, identifies and evaluates prospective members and makes recommendations to the Board for ratification. The Committee's current members are Nico B.M. Letschert, Philip Redmond and Igor Razboff. The Committee met two times during Fiscal 1998.

TRANSACTIONS WITH BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

Client Server Technologies, Inc.

On March 31, 1997, the Company acquired all of the outstanding stock of CSTI in exchange for $1,250,881 in cash, the issuance of 1,200,000 unregistered shares of the Company's common stock and the issuance of non-interest bearing convertible, long-term notes totaling $1,945,000. Debt holders have the right to convert a portion of the notes ($1 million) which comes due on December 31, 1998, into shares of common stock at a conversion price of $3.00 per share.

Prior to the acquisition, Paul Carr, President of CSTI, owned approximately 61% of the stock of CSTI. Sixteen (16) current and former employees of CSTI owned the remaining 39%. As a consequence of the transaction, the Company issued Mr. Carr 735,812 shares of the Company's stock. In addition, Mr. Carr holds approximately 80% of the promissory notes issued to CSTI stockholders. Repayment of the notes began in Fiscal 1999. Mr. Carr's notes are secured with certain assets of CSTI. Mr. Carr has entered into an employment agreement with the Company (See "Employment Agreements").

Somerset Automation, Inc.

On December 8, 1997, the Company acquired all of the outstanding stock of SAI through a merger between SAI and Somerset Solutions, Inc., a wholly owned subsidiary of the Company for stock, debt securities, and cash valued at $5,557,918. The purchase price was composed of 1,958,233 unregistered shares of the Company's common stock valued at $2,313,848, long-term notes totaling $747,907 and cash payments totaling $2,496,163.

Prior to the acquisition, Luc Ringuette, CEO of SAI, owned approximately 60% of the stock of SAI. Twenty-one (21) current and former employees and investors owned the remaining 40%. As a consequence of the transaction, the Company issued Mr. Ringuette 1,181,459 unregistered shares of the Company's common stock. In addition, Mr. Ringuette holds approximately 60% of the long-term note. Repayment of the note begins in Fiscal 2000. Mr. Ringuette's note is secured with certain assets of SAI. Mr. Ringuette has entered into a consulting agreement with the Company through December 8, 1998. Under the terms of the Consulting Agreement, for a one-year period, Mr. Ringuette will provide services to the Company to: facilitate the integration of SAI into the Company; develop a company-wide product packaging strategy; establish a process for the integration of future acquisitions; and participate in the strategic development and expansion of the Company. The Consulting Agreement includes a non-compete provision for a period of 12 months following the termination of the agreement. Mr. Ringuette was paid approximately $100,000 in Fiscal 1998 under the terms of the agreement.

Other Transactions

In June 1996, pursuant to a consulting agreement, the Company granted Philip R. Redmond, a director of the Company, an option to purchase 15,000 shares of Common Stock at $4.66 per share, the market price of the Company's Common Stock on the date of grant. The option vests in increments of 5,000 shares in June 1996, 1997, and 1998 and expires in September 1998.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC"). Directors, officers, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports filed.

Based solely on a review of Section 16(a) reports, all Fiscal 1998 forms were filed on a timely basis.

COMPENSATION OF DIRECTORS

Under the terms of the Company's Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-Employee Directors ("the Director Plan"), each non-employee director is granted an option to purchase 15,000 shares of common stock upon initial election to the Company's Board of Directors and on the date of each subsequent annual meeting of stockholders at which the director is elected or re-elected to serve on the Board of Directors. The purchase price per share of Common Stock for options granted pursuant to the Director Plan is equal to the market price as defined by the Director Plan of the Company's Common Stock on the date of grant. Options granted under the plan are exercisable for a five year period from the date of grant. The options are exercisable for the five year period regardless of whether or not the non-employee director remains on the Board during the option period. In the event the option holder dies before fully exercising any portion of an option then exercisable, such holder's legal representatives may exercise such option at any time within the six (6) month period following his or her death.

EXECUTIVE OFFICERS

Information Concerning Executive Officers

Certain executive officers of the Company are bound by employment agreements and are subject to the bylaws of the Company. (See "Employment Agreements").

Executive Officers and Key Employees

Luda Kopeikina, Chief Executive Officer and President - See information disclosed under "Principal Occupations and Directorships Held by Nominee".

Michael Brewer, President of Somerset Solutions, Inc., Age 35. Mr. Brewer has been President of Somerset since August 1996, and has been with the Company since the Somerset acquisition on December 8, 1997. Mr. Brewer has over 15 years of operations experience in line management positions at several Fortune 1000 companies. Prior to his position at Somerset, Mr. Brewer served as Vice President of Operations at Bugle Boy Industries for five years. Prior to that, he was Vice President of Operations at CSI-Donner for two years. He holds a Bachelor of Science Degree from Oregon University.

Paul Fluckiger, President of CSTI, Age 48. From 1988 until he joined the Company in May, 1998, Mr. Fluckiger was President and Chief Executive Officer of Carleton Corporation; a Massachusetts based data warehousing software company. From 1987 until 1988, he was the Vice President of Sales and Marketing for Manager Software Products; a computer aided software engineering (CASE) software tools company. From 1982 until 1987, Mr. Fluckiger held several senior management positions at Computer Corporation of America, a large scale, IBM based database technology firm. Prior to 1982, Mr. Fluckiger held several marketing and sales related positions in the information technology industry.

Paul Carr, Executive Vice President, Business Development, Age 46. Mr. Carr is the founder of CSTI, which he started in 1993, and he has been with the Company since March 1997. From 1989 through 1993, Mr. Carr was President of the
Logistics Products Division of Ross Systems, Inc. From 1981 through 1989, Mr. Carr was the President of Cardinal Data Corporation, an order management and logistics application software company. From

1977 through 1981, Mr. Carr served as a consultant with R. Shriver Associates. Mr. Carr holds a Bachelor of Arts degree from St. Michael's College and a MBA from the University of Virginia.

Edward Terino, Chief Financial Officer, Treasurer and Secretary, Age 44. Mr. Terino has been with the Company since December 1996. From 1985 through 1996, Mr. Terino held various senior financial management positions with Houghton Mifflin Company. From 1992 through 1996, he served as Vice President of Finance, Planning, and Operations for the School Publishing Division. From 1985 through 1992, Mr. Terino held several corporate finance positions including Corporate Controller and Director of Budgeting. From 1976 through 1985, Mr. Terino was a consultant with Deloitte & Touche specializing in the areas of financial modeling and information technology. Mr. Terino holds a Bachelor of Science degree from Northeastern University and a MBA from Suffolk University.

EXECUTIVE COMPENSATION

The following table sets forth compensation of the Company's executive officers who earned greater than $100,000 during Fiscal 1998 ("Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           Long Term
                                                                                         Compensation
                                                                                         ------------
                                                                                          Securities
           Name and              Fiscal                                 Other Annual      Underlying        All Other
      Principal Position          Year      Salary ($)    Bonus ($)   Compensation ($)      Options     Compensation ($)
      ------------------          ----      ----------    ---------   ----------------      -------     ----------------
Luda Kopeikina                    1998      171,006          ---             ---              ---              ---
Chief Executive Officer           1997       92,088 (1)      ---             ---            320,000            ---
And President                     1996          ---          ---             ---              ---              ---

Igor Razboff                      1998       24,712          ---             ---             50,000         120,000 (2)
Former Chief Executive            1997      153,842          ---             ---              ---             2,413 (3)
Officer                           1996      125,000         62,500           ---              ---               700

Paul Carr                         1998      180,363          ---             ---              ---              ---
Executive Vice President,         1997          ---          ---             ---            250,000            ---
Business Development              1996          ---          ---             ---              ---              ---

Edward Terino                     1998      131,539          ---             ---             15,000            ---
Chief Financial Officer,          1997       35,000 (4)      ---             ---             75,000            ---
Treasurer and Secretary           1996          ---          ---             ---              ---              ---

----------
(1)  Employment began September 19, 1996.

(2) In connection with Mr. Razboff's separation agreement with the Company in conjunction with the sale of selected multimedia assets to Davidson.

(3) Includes $1,713 for company matching 401(k) contribution and $700 for life insurance.

(4)  Employment began December 16, 1996.

OPTIONS

The following table sets forth Fiscal 1998 option grants to Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                      Percent of Total
                           Number of Securities     Options Granted To
                                Underlying            Employee During         Exercise or    Expiration
          Name                Options Granted           Fiscal Year           Base Price        Date
          ----                ---------------           -----------           ----------        ----
Igor R. Razboff (1)               50,000                   11.2%                $1.219         4/14/02
Edward Terino (2)                 15,000                    3.4%                $1.380         1/31/04

(1) Options granted on April 15, 1997 in connection with Mr. Razbof's separation agreement with the Company in conjunction with the sale of selected multimedia assets to Davidson. Options vest immediately.

(2) Options granted on February 1, 1998 vest as follows: 5,000 shares on February 1, 1999, 5,000 shares on February 1, 2000, and 5,000 shares on February 1, 2001.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

The following table sets forth as of March 31, 1998, unexercised options and corresponding option values for Executive Officers:

                                                          Number of Securities           Value of Unexercised
                                                           Underlying Options            In-The-Money Options
                        Shares Acquired     Value          At March 31, 1998               At March 31, 1998
        Name              on Exercise      Realized   Exercisable   Unexercisable    Exercisable    Unexercisable
        ----              -----------      --------   -----------   -------------    -----------    -------------
Igor R. Razboff               ---            ---         50,000                0        $14,050               $0
Luda Kopeikina                ---            ---        128,000          192,000        $85,760         $128,640
Paul Carr                     ---            ---              0          250,000             $0         $125,000
Edward Terino                 ---            ---         35,000           55,000         $1,400           $3,400

EMPLOYMENT AND SEPARATION AGREEMENTS

LUDA KOPEIKINA

In September 1996, the Company entered into an employment agreement with Luda Kopeikina, its CEO and President, effective through October 1, 2000. Under the agreement, Ms. Kopeikina currently receives an annual salary of $165,000. She is eligible for fiscal year raises and annual bonuses as granted by the Compensation Committee of the Board of Directors in their sole discretion. The Company pays for Ms. Kopeikina's health insurance premiums under current medical plans. In addition, during the term of the agreement, Ms. Kopeikina receives a $6,000 annual automobile allowance. Pursuant to the agreement, the Company granted Ms. Kopeikina non-qualified stock options under the 1991 Amended and Restated Non-Qualified Stock Option Plan to purchase 320,000 shares of common stock at $.83 per share. A total of 64,000 options vested on the effective date of the agreement. The remaining options vest in increments of 64,000 shares on each October 1 of 1997, 1998, 1999 and 2000. All options are non-transferable and expire five years from their respective vesting date. Ms. Kopeikina can be dismissed at any time for cause without entitlement to severance. The Company may terminate the agreement without cause, with severance pay owed to Ms. Kopeikina in the amount of 24 months of any outstanding wages and benefits payable under the remaining term of the agreement or until the end of the term of the agreement, whichever is shorter.

PAUL CARR

On March 31, 1997, in conjunction with the acquisition of CSTI, the Company entered into an agreement with Paul Carr through March 31, 2000. Under the agreement, Mr. Carr currently receives an annual salary of $185,000. He is eligible for fiscal year raises and annual bonuses as granted by the Compensation Committee of the Board of Directors. In addition, Mr. Carr was granted a non-transferable, non-qualified stock option to purchase 250,000 shares of common stock at $1.00 per share pursuant to the 1991 Amended and Restated Non-Qualified Employee Stock Option Plan. The option vests on March 31, 2000 and expires on March 30, 2003 or 60 days after termination of employment, whichever occurs earlier. Mr. Carr can be dismissed for cause without entitlement to severance and without cause with severance pay owed to Mr. Carr in the amount equal to twelve (12) months' salary.

EDWARD TERINO

On November 26, 1996, the Company entered into an employment agreement with Edward Terino to serve as its Chief Financial Officer, Treasurer and Secretary through December 31, 1999. Under the agreement, Mr. Terino currently receives an annual salary of $140,000. He is eligible for fiscal year raises and annual bonuses as granted by the Compensation Committee of the Board of Directors in their sole discretion. The Company pays for Mr. Terino's health insurance premiums under the current medical plans. In addition, the Company granted Mr. Terino non-qualified stock options under the 1991 Amended and Restated Non-Qualified Stock Option Plan to purchase 75,000 shares of common stock at $1.46 per share. The options vest as follows: 15,000 on Mr. Terino's start date (December 16, 1997); and 20,000 on December 31, 1997, 1998 and 1999,
respectively. These options expire five years from their respective vesting date. Mr. Terino can be dismissed at anytime for cause without entitlement to severance. Following the first year of the effective date of the agreement, the Company may terminate the agreement without cause with severance pay owed Mr. Terino in the amount of six months wages and benefits.

            PROPOSAL TWO: AMENDMENT TO THE AMENDED AND RESTATED 1992 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Proposed Amendment

In June 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Director Plan that increases annual compensation to non-employee directors for service as a director from a stock option to purchase 15,000 shares of the Company's Common Stock to a stock option to purchase 20,000 shares of the Company's Common Stock, effective in August 1998.

Due to the Company's recent acquisition and divestiture activity, the Directors have experienced an increase in the time required to fulfill their obligations as Directors. In Fiscal 1998, there was an increase in the number of Board and Committee Meetings from prior years. As the Company pursues its growth plans, the Directors will be expected to play a critical and increased role with the Company. With a reduction in the number of Directors for the next year, and recent NASDAQ corporate governance changes now required to maintain listing status, each Director will have an increased role and responsibility on the Board in Fiscal 1999. The Company has not increased the Director's compensation since 1992.

The following table sets forth the benefits allocated under the amendment to the Director Plan to (i) each of the Company's Executive Officers, (ii) all of the Company's Executive Officers, as a group, (iii) all Directors who are not Executive Officers as a group, and (iv) all other employees who are not Executive Officers, as a group. All awards set forth in the following table are subject to adoption of the amendment to the Director Plan by the Company's stockholders.

                     Name and Position (1)                         Exercise Price            Number
                     --------------------                          Per Share ($)           of Shares
                                                                   -------------           ---------
Luda Kopeikina, CEO and President                                            $0                 0
Edward Terino, CFO, Treasurer and Secretary                                   0                 0
Paul Carr, Executive Vice President                                           0                 0
Michael Brewer, President, Somerset Solutions, Inc.                           0                 0
Paul Fluckiger, President, CSTI                                               0                 0
Executive Group                                                               0                 0
Non-Employee Director Group                                                  -- (2)        80,000 (3)
Non-Executive Officer Employee Group                                          0                 0

(1) Pursuant to the terms of the Director Plan, only non-employee directors of the Company are eligible for stock option grants thereunder.

(2) It is not possible to determine the value of these benefits because the benefits will depend on the market value of the Company's stock on the date of grant.

(3) Pursuant to the amendment of the Director Plan, each non-employee Director will receive an option to purchase 20,000 shares of the Company's Common Stock on the date of the Annual Meeting of Stockholders, subject to approval by stockholders.

An affirmative vote by the holders of a majority of shares present or represented and entitled to vote at the 1998 Annual Meeting of Stockholders in person or by proxy and voting thereon shall approve the Amendment to the Director Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1992 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

General

The Director Plan was adopted by the Company's Board of Directors on May 23, 1995 and approved by the Company's stockholders on September 7, 1995. The description of the Director Plan set forth below is qualified in its entirety by the terms and conditions of the Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-Employee Directors.

The purpose of the Director Plan is to attract and retain highly qualified non-employee directors by encouraging such directors to acquire a proprietary stake in the Company and its future growth. There are 600,000 shares of Common Stock authorized for issuance upon exercise of stock options granted under the Director Plan. Should any options granted under the Director Plan expire or not be exercised, in whole or in part, the shares of Stock relating to such options shall be available for future issuance under the Director Plan.

Under the current terms of the Director Plan, each non-employee director is granted an option to purchase 15,000 shares of Common Stock upon initial election to the Company's Board and on the date of each subsequent annual meeting of stockholders at which the director is elected or re-elected to serve on the Board of Directors. The purchase price per share of stock under options granted pursuant to the Director Plan is equal to the market price of the stock as defined by the Plan on the date of grant. Each option granted under the Director Plan fully vests as of the date of grant and are exercisable for a five year period from the date of grant. Pursuant to Rule 16b-3(c)(1) however, no option granted under the Director Plan may be exercised during the six month period immediately following the date of grant. If a holder dies before fully exercising any portion of an option then exercisable, such holder's legal representatives may exercise such option, at any time within the six (6) month period following his or her death. Subject to the terms and conditions, and within the limitations of the Director Plan, the members of the Board of Directors who are not eligible to participate in the Director Plan may modify, extend or renew outstanding options granted under the Director Plan and accept the surrender and cancellation of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor or options as amended.

In the event of any reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination, exchange of shares or stock dividend of the stock or shares convertible into the stock or similar corporate action, the number and class of shares of stock available pursuant to the Director Plan and any options granted pursuant to the Director Plan, together with the option prices, shall be adjusted by appropriate modifications to the Director Plan and in any options outstanding at that time pursuant to the Director Plan.

The Company's Board of Directors may at any time suspend or discontinue the Director Plan, but no amendment shall be authorized without stockholder approval where such plan (i) materially increases the benefits accruing to participants under the Director Plan; (ii) materially increases the number of securities which may be issued under the Director Plan, except as otherwise provided for in the Director Plan; or (iii) materially modifies the requirements as to eligibility for participation in the Director Plan. The Director Plan shall terminate in September 2005 unless it shall have been sooner terminated by reason of there having been granted and fully exercised options covering the entire 600,000 shares of stock subject to the Director Plan. Upon such termination, no further options may be granted under the Director Plan.

A complete copy of the Director Plan is available to stockholders upon written request made to the Company.

Federal Income Tax Consequences

Optionee -- An optionee will not recognize any taxable income at the time a non-qualified stock option is granted. However, upon exercise of such option, the optionee will include in income an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for the stock upon exercise of the option. This amount will be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as a capital gain or loss.

Company -- The Company will be entitled to a deduction in connection with the exercise of a non-qualified stock option to the extent that the optionee recognizes ordinary income and the Company withholds federal income taxes.


             PROPOSAL THREE: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP, Certified Public Accountants, to audit the Company's financial statements for the Fiscal 1999. Ernst & Young, LLP has audited the Company's fiscal year financial statements since 1992.

Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions presented at the meeting.

An affirmative vote by holders of a majority of shares present or represented and entitled to vote at the Annual Meeting in person or by proxy and voting thereon shall ratify the reappointment of Ernst & Young LLP as the Company's independent accountants for the Fiscal 1999. Ratification of independent public accountants is not required to be submitted to a vote of the stockholders. Should the stockholders not ratify this reappointment, the Audit Committee of the Board of Directors will consider the appointment of other independent accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received on or before March 31, 1999 to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting. Proposals should be sent to Celerity Solutions, Inc., Attention:
Corporate Secretary, 200 Baker Avenue, Suite 300, Concord, MA 01742.

By Order of the Board of Directors,



/s/ Edward Terino

Edward Terino
Secretary

Concord, Massachusetts
July 17,1998

                                     PROXY

                               CELERITY SOLUTIONS
                 200 Baker Avenue, Suite 300, Concord, MA 01742
                         Annual Meeting of Stockholders
                          August 25, 1998 - 10:00 a.m.
              Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Celerity Solutions, Inc. ("Celerity Solutions") to be held on August 25, 1998, dated July 17, 1998; (b) appoints Luda Kopeikina, CEO, or Edward Terino, CFO, or either of them, as Proxies, each with the power to appoint a substitute; (c) authorizes the Proxies to represent and vote, as designated on the reverse, all the shares of Common Stock of Celerity Solutions, held of record by the undersigned on July 14, 1998, at such annual meeting and at any adjournments(s) thereof; and (d) revokes any proxies heretofore given.

                   (Continued and to be signed on other side.)

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

       The Board of Directors recommends voting FOR Item 1, 2 and Item 3.


Nominees:  Luda Kopeikina
           Igor Razhoff
           Philip R. Redmond
           Richard J. Santagati
           Alan White

                    FOR all nominees              WITHHOLD
                     listed (except               AUTHORITY
                    as marked to the           to vote for all
                    contrary below)        nominees listed at right
1.  Election of        [  ]                         [  ]
    Directors of
    Celerity
    Solutions, Inc. to serve until the next Annual Meeting of Stockholders

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

____________________________________________


2. Approval of an Amendment to Celerity Solutions, Inc.'s Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-Employee Directors increasing the annual compensation for Directors' service from a stock option to purchase 15,000 shares of the Company's Common Stock to a stock option to purchase 20,000 shares of the Company's Common Stock.


          FOR                           AGAINST                        ABSTAIN
          |_|                             |_|                             |_|

3. Ratification of Ernst & Young, LLP as Celerity Solutions, Inc.'s auditors for Fiscal 1999.

          |_|                             |_|                             |_|

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE AMENDED AND RESTATED 1992 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, THE ELECTION OF THE DIRECTORS, THE RATIFICATION OF ERNST & YOUNG, LLP AS AUDITORS FOR FISCAL 1999, AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS.

PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

Signature ______________________________________________________________________

Signature if held jointly ______________________________________________________

DATED ____________________________________________________________________, 1998

IMPORTANT:     Please  date this proxy and sign  exactly as  your name  or names appear  thereon.  If  stock is held  jointly,  all  holders  must
               execute   this  proxy.   Executors,   administrators,   trustees,
               guardians and other signing in the representative capacity, please so indicate when signing.